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June 20, 1997



IDS Life Insurance Company
IDS Tower 10
Minneapolis, MN 55440-0010

Gentlemen:

I have examined the Articles of Incorporation and the By-Laws of IDS Life Series Fund, Inc. (the "Company") and all necessary certificates, permits, minute books, documents and records of the Company, and the applicable statutes of the State of Minnesota, and it is my opinion:

(a) That the Company is a corporation duly organized and existing under the laws of the State of Minnesota with an authorized capital stock of $10,000,000,000 shares, all of $.001 par value, that such shares may be issued as full or fractional shares and that on April 30, 1997, 92,484,780 shares were issued and outstanding;

(b) That all such authorized shares are, under the laws of the State of Minnesota, redeemable as provided in the Articles of Incorporation of the Company and upon redemption shall have the status of authorized and unissued shares;

(c) That the Company registered on June 15, 1985, an indefinite number of shares pursuant to Rule 24f-2 and is herewith filing a Rule 24f-2 Notice covering the shares sold during its Fiscal Period ended April 30, 1997; and

(d) That shares which were sold at not less than their par value and in accordance with applicable federal and state securities laws and were legally issued, fully paid and nonassessable.

I hereby consent that the foregoing opinion may be used in connection with the Rule 24f-2 Notice.

Sincerely,



Colin Lancaster
Attorney at Law
(612) 671-7981

CL/KB/rdh
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